UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2010
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Amendment to Compensation Arrangement with Anurag Gupta
     Effective June 15, 2010, the Compensation and Human Resources Committee of the Board of Directors of Brightpoint, Inc. (the “Company”) approved the amendment to the compensation arrangement set forth in the Employment Agreement between the Company and Anurag Gupta, the Company’s President, Europe, Middle East and Africa, which had an effective date of January 1, 2010 (the “Gupta Employment Agreement”). The amendment to Mr. Gupta’s compensation provides that (i) Mr. Gupta’s annual salary is increased from $375,000 to $475,000 effective January 1, 2010 (the salary adjustment for the period January 1,2010 through June 30,2010 to be effected by a lump sum cash payment to Mr. Gupta of $50,000); (ii) Mr. Gupta’s adjusted annual salary will be reflected in his target potential under the Company’s Executive Equity and Bonus Programs in which Mr. Gupta will continue to participate; and (iii) Mr. Gupta will receive a grant of 25,000 performance based Restricted Stock Units (“RSUs”) which shall be subject to the same terms, conditions and provisions as set forth in the Company’s 2010 Executive Equity Program. The RSUs, without limitation, are subject to forfeiture, in full or in part, per the terms of the 2010 Executive Equity Program.
     The description of the Gupta Employment Agreement is qualified in its entirety by reference to the actual agreement. A copy of the Gupta Employment Agreement was provided as an exhibit to the Form 8-K filed by the Company on January 8, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President, General Counsel and Secretary

Date: June 17, 2010